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                                                                       Exhibit 5




                                  May 14, 1998



 NHancement Technologies Inc.
 39420 Liberty Street, Suite 250
 Fremont, CA  94338

         Re:      Registration Statement on Form S-3

 Ladies and Gentlemen:

         We furnish this opinion as counsel for NHancement Technologies Inc., a Delaware corporation ("NHancement"), in connection with the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") filed by NHancement with the Securities and Exchange Commission on May 14, 1998, providing for the registration under the Securities Act of 1933, as amended, of (i) a sufficient number of shares of Common Stock, par value $0.01 per share, of NHancement (the "Shares") issuable to The Endeavour Capital Fund S.A. and AMRO INTERNATIONAL S.A. (the "Initial Investors") upon conversion of the shares of Series A Convertible Preferred Stock held by the Initial Investors pursuant to the terms of that certain Securities Purchase Agreement dated April 13, 1998 by and between NHancement and the Initial Investors (the "Purchase Agreement"), and
 (ii) One Hundred Fifty Thousand (150,000) shares of Common Stock, par value $0.01 per share, of NHancement issued to James S. Gillespie (the "Issued Shares").

         In our capacity as counsel to NHancement, we have examined, among other things, originals, or copies identified to our satisfaction as being true copies of such documents as we have deemed necessary, including resolutions by the stockholders and the board of directors authorizing the issuance of the Shares to the Initial Investors upon conversion of their shares of Series A Preferred Stock and filing of the Registration Statement, and we have obtained from officers and representatives of NHancement such other certificates and assurances as we consider necessary for the purposes of this opinion.

         In those cases in which we have not been involved directly in the preparation, execution or the filing of a document, we have assumed that (i) the document reviewed by us is an original document, or a true and accurate copy of the original document, and has not been subsequently amended, (ii) the signatures on each original document are genuine, and (iii) each party who executed the document had proper authority and capacity to execute such document.

         On the basis of our examination, and in reliance thereon and on our consideration of such other matters of fact and questions of law as we consider relevant in the circumstances, we are of the opinion that, (i) when issued and paid for in accordance with the terms of, and after satisfaction of the conditions stated in the Purchase Agreement, the Shares will be legally issued, fully paid and nonassessable and (ii) the Issued Shares are legally issued, fully paid and nonassessable.

         We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus which constitutes a part of the above-mentioned Registration Statement, and to the filing of this opinion as an exhibit to said Registration Statement.


                                           Very truly yours,


                                           Tomlinson Zisko Morosoli & Maser LLP